Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS IMPRESSIVE THIRD QUARTER REVENUES

PLUS MARGIN IMPROVEMENT

FORT LAUDERDALE, FL, March 9, 2023 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its third quarter ended January 28, 2023.

Third Quarter Ended January 28, 2023 vs. Third Quarter Ended January 29, 2022:

●	Net sales increased to $268 million, our highest third quarter sales;

●	Gross profit was $95 million or 35% of sales, the second highest in our history;

●	Net income was $34 million;

●	Earnings per share increased 12% to $.37; and,

●	The Company continued to generate strong cash flows, ending the quarter with $118 million of cash.

“National Beverage was founded and has operated with the courage to follow a set of principles of ‘Good is never enough when better can be founded or invented,’ stated a company spokesperson. “We remain committed to margin management, maintaining solid cash flows and a stronger balance sheet, which combined with our brands and owner-entrepreneur governance model, have positioned National Beverage for long-term success in the changing consumer environment. This earnings report reflects the results of our third quarter with all indicators of revenues and margin performance tracking our targets. This progress reflects the current improvements in certain major costs that have abated from the immediately preceding quarters. The recent volume trends, combined with the higher cost but more stable operating environment, provides both enthusiasm and optimism for continuing improvements in gross margins.”

-more-

National Beverage Corp.

“We continue to innovate and add new flavors and packaging across all our brands. Recently, we developed two unique packages for LaCroix variety packs designed for the important and growing club store segment that opportunistically supplies families, savvy shoppers and small business owners seeking variety, value and convenience. Our latest Shasta products have been created with new ZERO Sugar flavorings. These and other products will be promoted with social media, in-store merchandising, influencer sponsorship and unique summer campaigns.”

“Name another brand that amplifies its reputation with every new flavor. Our LaCroix sparkling water continues to revitalize its loyal following and attracts new consumers with each new distinctive flavor release. While others have tried adding caffeine or alcohol to revive a sagging brand, LaCroix has stayed true to its promise of providing healthy, flavorful and innocent hydration. We are proud of the exceptional value we continue to provide our consumers and shareholders alike. Newsweek recently named LaCroix one of ‘The Most Trusted Brands in America,’ an accolade we particularly treasure as it is based on a survey of U.S. shoppers. Moreover, FIZZ’s total return to our shareholders in the past ten years, including dividend reinvestment, was 683% – this is the highest among our U.S. beverage peers and compares to the S&P 500’s return of 169% in the same period. Team National continues its commitment to a promising future!” concluded the spokesperson.

“Patriotism” – If Only We Could Bottle It!

-more-

National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
January 28, 2023 and January 29, 2022
(in thousands, except per share amounts)

	Three Months Ended		Trailing Twelve Months Ended
	Jan. 28, 2023	Jan. 29, 2022	Jan. 28, 2023

Net Sales	$268,483	$258,923	$1,170,453

Net Income	$34,361	$31,068	$140,205

Earnings Per Common Share
Basic	$.37	$.33	$1.50
Diluted	$.37	$.33	$1.50

Average Common Shares Outstanding
Basic	93,353	93,329	93,343
Diluted	93,611	93,611	93,596

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.